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                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-60355
                                                       Prospectus  Supplement To
                                      Prospectus Supplement dated March 31, 1999
                                              To Prospectus dated March 26, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED MARCH 31, 1999
TO PROSPECTUS DATED MARCH 26, 1999)


                             AIMCO PROPERTIES, L.P.

                         Increase in Offer Consideration
                                   relating to
          the offer to acquire units of limited partnership interest in
                    SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                         in exchange for your choice of:
              5 of our 8.0% Class Two Partnership Preferred Units;
                    3.50 of our Partnership Common Units; or
                                  $125 in Cash
       (Equivalent to $12,500 in Cash per 1% Limited Partnership Interest)

         Pursuant to a Prospectus, dated March 26, 1999, and a Prospectus Supplement, dated March 31, 1999, we have offered to acquire units of limited partnership interest in your partnership. We have now decided to increase our cash offer price per unit to $125 (equivalent to $12,500 in cash per 1% limited partnership interest). We have also increased the number of our Partnership Common Units and Class Two Partnership Preferred Units that we are offering for each of your units, as set forth above. The number of Partnership Common Units was determined by dividing the increased cash offer price by $37.63 (the average closing price of the Class A Common Stock of Apartment Investment and Management Company on the New York Stock Exchange for the 30 trading days ended March 23,
1999). The number of Class Two Partnership Preferred Units was determined by dividing the increased cash offer price by the $25 liquidation preference of the Class Two Partnership Preferred Units.


                                  June 3, 1999